RISK FACTORS

PARKERVISION HAS A HISTORY OF LOSSES. ParkerVision has had losses in each year since its inception in 1989. There can be no assurances that revenues from the current CameraMan(R) or PVTV(TM) products or products and technologies being developed Will produce revenues that will cover operational expenses or result in net profits.

PARKERVISION MAY REQUIRE ADDITIONAL CAPITAL TO FUND ITS OPERATIONS AND RESEARCH AND DEVELOPMENT. Because ParkerVision has had net losses and positive cash flow has not been generated from operations, it has funded its operating activities to date from the sale of equity securities. Although ParkerVision had working capital of $25,647,161 at December 31, 1998, it is possible that its business plan and operations will require additional capital in the future which may be in the form of loans or additional sales of equity securities. A loan may result in the imposition of operational limitations and will have payment obligations that may be burdensome to ParkerVision. The sale of equity securities will result in dilution to the current stockholders ownership of ParkerVision. ParkerVision does not have any plans or arrangements for additional financing at this time.

MICROELECTRONIC HARDWARE AND SOFTWARE IS SUBJECT TO RAPID TECHNOLOGICAL CHANGES THAT REQUIRE PARKERVISION TO DEVELOP AND MARKET ENHANCEMENTS TO CURRENT PRODUCTS AND DEVELOP NEW PRODUCTS. Because of the rapid technological development that regularly occurs in the microelectronics industry, ParkerVision must continually devote substantial resources to the developing and introducing new product offerings and creating new products. This is necessary to establish and increase market share and grow revenues. If another company offers better products, or ParkerVision development lags, the competitive position and revenues of ParkerVision may be adversely affected.

PARKERVISION HAS EXPENDED SIGNIFICANT RESOURCES FOR RESEARCH AND DEVELOPMENT OF NEW PRODUCTS AND TECHNOLOGY THAT MAY NOT BE COMMERCIALLY ACCEPTED. ParkerVision devotes substantial resources to research and development. There can be no assurances that the results of the research and the product development will produce commercially viable products and technologies. If new products and technologies are not commercially accepted, the funds expended will not be recoverable and ParkerVision's competitive position and revenues may be adversely affected.

IF PARKERVISION'S PATENTS DO NOT PROVIDE THE ANTICIPATED MARKET PROTECTIONS, ITS COMPETITIVE POSITION WILL BE ADVERSELY AFFECTED. ParkerVision has a number of patents and patent applications relating to its microelectronic technologies. ParkerVision relies on these to provide competitive advantages. It believes that many of these are for entirely new technologies. If the patents are not issued or issued patents are later shown not to be as broad as currently believed or otherwise challenged such that some or all of the protection is lost, ParkerVision will suffer adverse effects from the loss of competitive advantage and its ability to offer unique products and technologies. Concomitantly, there would be an adverse impact on its financial condition and business prospects.

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PARKERVISION WIRELESS COMMUNICATIONS USE INFRARED AND RADIO FREQUENCY TECHNOLOGY
SUBJECT TO REGULATION BY THE FEDERAL COMMUNICATIONS COMMISSION. ParkerVision must obtain licenses and approvals from the FCC for the operation of its products. ParkerVision may also have to obtain licenses and approvals from foreign governments if its products are sold overseas. The inability to obtain any required licenses and approvals, or a change in current regulation that impacts issued licenses and approvals, will have an adverse impact on the ability of ParkerVision to market its products. Therefore, there will be an adverse impact on the revenues and business prospects of ParkerVision.

THE CAMERAMAN(R) AND PVTV(TM) PRODUCTS COMPETE WITH OTHER PRODUCTS. The videoconferencing and studio production industries are highly competitive. There are many other companies that offer products that compete with those of ParkerVision. ParkerVision, however, believes that no one competing product offers the range of options and capabilities of the CameraMan(R) and PVTV(TM) products in thE tasks for which these products have been designed. The principal competitors include Sony Corporation, Panasonic Corporation and Tektronics. Each of these companies are well established, have substantially greater financial and other resources and have established reputations or success in the development, sale and service of products. They also have significant advertising budgets that permit them to implement extensive advertising and promotional campaigns in response to competitors. If these or other companies improve or change their products or launch significant marketing efforts in the market segments in which ParkerVision operates, ParkerVision may lose market share.

PARKERVISION EXPECTS COMPETITION IN CONNECTION WITH ITS DIRECT2DATA(TM) TECHNOLOGY. Although the D2D(TM) technology of ParkerVisIon is believed to be a significant technological advancement, it will face competition from older technological solutions until the ParkerVision products are more widely acknowledged and utilized. This technology may also face competition from other technological advances which are under development and have not yet emerged.

PARKERVISION PURCHASES CRITICAL COMPONENTS FOR ITS CAMERAMAN(R) AND AUTOMATED CAMERA SYSTEMS FROM SINGLE SOURCE SUPPLIERS. To change suppliers for any one of these components would require modifications to existing systems. If ParkerVision is unable to obtain its components from the current sources, its business would be disrupted, and it would have to expend some of its resources to modify its products.

IF PARKERVISION LOSES ITS SIGNIFICANT CUSTOMER FOR CAMERAMAN(R) CAMERAS, ITS REVENUES WILL BE SIGNIFICANTLY AFFECTED. Vtel Corporation purchased 43% of the CameraMan(R) camera systems sold in 1998, which represented 35% of ParkerVision's revenues for 1998. VTEL was also a significant customer in each of 1997 and 1996. These CameraMan(R) systems are used in the video conferencinG market. The loss of this customer will severely impact revenues of ParkerVision, and the ParkerVision presence in this particular market would be diminished.

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS ON MARKET PRICE AND LIQUIDITY. ParkerVision has outstanding options and warrants to purchase 3,084,155 shares of common stock. This represents about 21% of the common stock outstanding on a fully diluted basis. All of these have exercise prices at less than the current market price of the common stock. Most of the underlying common stock is registered for sale by ParkerVision to the option holder or for public sale by the security holder. The amount of common stock available for the sales may have an adverse impact on

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ParkerVision's  ability to raise capital in the public market and may affect the price and liquidity of the common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on the current stockholders ownership of ParkerVision.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF THE COMMON STOCK IN THE PUBLIC MARKET COULD ADVERSELY AFFECT THE MARKET PRICE. Substantially all of the currently outstanding shares of common stock have been registered for the sale under the Securities Act, are eligible for sale under an exemption from the registration requirements of the Securities Act or are subject to registration rights which require ParkerVision to register the shares in the future. Sales or the expectation of sales, of a substantial number of shares of common stock in the public market could adversely affect the prevailing market price of the common stock.

THE MARKET OF THE PARKERVISION COMMON STOCK HAS FLUCTUATED SIGNIFICANTLY, SOMETIMES IN A MANNER UNRELATED TO PARKERVISION'S PERFORMANCE. The market price of the common stock has varied in response to various factors and events. These include:

o the number of shares of common stock being sold and purchased in the marketplace;
o    variations in operating results;
o rumors of significant events which can circulate quickly in the marketplace, particularly over the internet; and
o the difference between actual results and the results expected by investors and analysts.

     Since the common stock has been publicly traded, its market price has fluctuated over a wide range and ParkerVision expects it to continue to do so in the future. In addition, the stock market had experienced broad price and volume fluctuations in recent years that have often been unrelated to the operating performance of companies. These broad market fluctuations also may adversely affect the market price of the common stock.

COMPUTER PROGRAMS AND MICROPROCESSORS THAT HAVE TIME SENSITIVE SOFTWARE MAY RECOGNIZE THE DATE USING "00" AS THE YEAR 1900 RATHER THAN THE YEAR 2000, OR NOT RECOGNIZE THE DATE AT ALL, WHICH COULD RESULT IN MAJOR SYSTEM FAILURES OR MISCALCULATIONS. ParkerVision is addressing the issue of whether or to what extent its systems will be vulnerable to the potential errors and failures as a result of the Year 2000 problem. If ParkerVision or its vendors experience Year 2000 problems, these problems could adversely impact the ability of ParkerVision to carry on its business, including causing interruptions in the operation of its manufacturing, ordering, customer billing, date interfacing and mission critical services.

PROVISIONS IN THE CERTIFICATE OF THE INCORPORATION AND BY-LAWS COULD HAVE AFFECTS THAT CONFLICT WITH THE INTEREST OF stockholders. Some provisions in the certificate of incorporation and by-laws of ParkerVision could make it more difficult for a third party to acquire control. For example, the board of directors has the ability to issue preferred stock without stockholder approval and there are pre-notification provisions for director nominations and proposals by stockholders under the by-laws.

March 26, 1999